Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption "Experts" in this Post-Effective Amendment No. 1 on Form S-3 to Registration Statement on Form S-1 (Form S-3 No. 333-200827) and related Prospectus of Cross Country Healthcare, Inc. for the registration of 3,521,127 shares of common stock and to the incorporation by reference therein of our reports dated March 6, 2015, with respect to the consolidated financial statements and schedule of Cross Country Healthcare, Inc., and the effectiveness of internal control over financial reporting of Cross Country Healthcare, Inc., included in its Annual Report (Form 10-K) for the year ended December 31, 2014, filed with the Securities and Exchange Commission.

/s/Ernst & Young LLP
Certified Public Accountants
Boca Raton, Florida
April 8, 2015